UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 29, 2014

SJW Corp.
(Exact name of registrant as specified in its charter)

California	1-8966	77-0066628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 W. Taylor Street, San Jose, California		95110
(Address of principal executive offices)		(Zip Code)
(408) 279-7800
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) Appointment of New Executive Officer
On January 29, 2014, the Board of Directors of San Jose Water Company (the “Company”), a wholly-owned subsidiary of SJW Corp. (the “Corporation”), appointed Andrew F. Walters, age 43, as Chief Administrative Officer of the Company, effective January 31, 2014.
From January 2009 to June 2013, Mr. Walters was a managing director and a senior acquisitions officer in the Infrastructure Investments Group of JP Morgan Asset Management.  At JP Morgan Asset Management, Mr. Walters assisted management of existing infrastructure investments and evaluated and executed new infrastructure investment transactions.  His areas of focus included the utilities, transportation and energy sectors.
Mr. Walters will be entitled to the following compensation for his services as Chief Administrative Officer of the Company:
(i) base salary at the annual rate of $350,000;
(ii) annual target bonus in the amount of $70,000, with the actual bonus to range from 0 to 150 percent of target based on corporate and individual performance, and up to an additional 50 percent of target for exceptional individual performance, and with any bonus earned for the 2014 calendar year to be pro-rated on the basis of the months of employment during that year;
(iii) a special bonus of $30,000;
(iv) a restricted stock unit award covering shares of the Corporation's common stock issued under the Corporation’s Long-Term Incentive Plan to become effective upon his commencement of employment with the Company;
(v) company car and reimbursement of the membership fee for one local health club; and
(vi) reimbursement of relocation and commuting expenses of up to an aggregate of $20,000.
The number of shares of the Corporation’s common stock subject to the restricted stock unit award made to Mr. Walters will be determined by dividing $110,000 by the closing selling price per share of such common stock on the effective date of the award. The award will vest in a series of three successive equal annual installments upon Mr. Walters’ completion of each year of continued employment with the Company over the three-year period measured from the effective date of the award.
Mr. Walters will also participate in the Corporation’s Executive Severance Plan, pursuant to which he would be eligible for certain severance benefits, including cash severance payments and accelerated vesting of his outstanding equity awards, should his employment terminate under certain prescribed circumstances in connection with a change in control or ownership of the Corporation.
Mr. Walters has also been selected for participation in the Cash Balance Executive Supplemental Retirement Plan that the Company maintains for certain executive officers and other highly compensated individuals. His participation in such plan will commence as of April 1, 2014. Such plan has been amended, effective as of January 31, 2014, to provide for full vesting of his accrued benefit under the plan upon completion of three years of service.
A copy of the offer letter between the Company and Mr. Walters is attached as Exhibit 10.1 to this Form 8-K and is incorporated into this Form 8-K by reference.
A copy of the amendment to the San Jose Water Company Cash Balance Executive Supplemental Retirement Plan is attached as Exhibit 10.2 to this Form 8-K and is incorporated into this Form 8-K by reference.

Item 9.01:	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit Number	Description of Document

10.1	Offer Letter to Andrew F. Walters (1)(2)
10.2	Second Amendment to San Jose Water Company’s Cash Balance Executive Supplemental Retirement Plan effective as of January 31, 2014. (1)(2)
(1) Filed currently herewith. (2) Management contract or compensatory plan or agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SJW CORP.

Date: January 30, 2014	/s/ James P. Lynch
James P. Lynch, Chief Financial Officer and Treasurer

Exhibit Number	Description of Document

10.1	Offer Letter to Andrew F. Walters (1)(2)
10.2	Second Amendment to San Jose Water Company’s Cash Balance Executive Supplemental Retirement Plan effective as of January 31, 2014. (1)(2)
(1) Filed currently herewith. (2) Management contract or compensatory plan or agreement.